For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES 2015 ESTIMATED PROVED OIL AND GAS RESERVES; PROVIDES FIRST QUARTER 2016 PRODUCTION AND 2016 CAPITAL EXPENDITURES GUIDANCE; UPDATES OPERATIONS, LIQUIDITY AND HEDGING
LAFAYETTE, LA - February 22, 2016 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company ended 2015 with approximately 178 Bcfe of estimated proved oil and gas reserves having a pre-tax discounted value (“PV-10”) including hedges of approximately $129 million (SEC pricing: $2.58/Mcf of natural gas and $50.28/Bbl of oil). Proved reserves at December 31, 2015 do not include the unproved, behind pipe reserves associated with the Company’s four producing wells at La Cantera and Thunder Bayou, estimated to total approximately $60 million in additional PV-10 value at December 31, 2015.
During 2015, the Company grew proved reserves by approximately 5% as compared to proved reserves at December 31, 2014, proforma for the Oklahoma divestment in June 2015. The Company’s estimated proved reserves at December 31, 2015 were comprised of 74% natural gas, 6% oil and 20% natural gas liquids. In addition, approximately 58% of the reserves were proved developed.
Production Guidance
The Company projects its first quarter 2016 production to average between 72 and 76 MMcfe per day with approximately 74%, 10% and 16% to be derived from natural gas, oil and natural gas liquids, respectively.

Capital Expenditures Guidance
The Company’s capital budget for 2016 is expected to range between $20 million and $25 million, including approximately $10 million of capitalized interest and overhead. The mid-point of the budget is approximately 70% lower than the Company’s estimated capital expenditures in 2015.

The Company’s 2016 direct capital budget is expected to be primarily allocated to the following projects: East Texas - Two horizontal Cotton Valley wells (PQ #19 - PQ #20), which have already been drilled, completed and placed on production as discussed below; and Gulf Coast/GOM - Thunder Bayou and GOM recompletions as well as approximately $4 million in plugging and abandonment work in the GOM.

Operations Update
The Company’s previously announced PQ #19 well (NRI - 65%) has been producing for approximately 50 days and has established a new maximum 24-hour gross rate of 8,366 Mcf of gas, 619 barrels of natural gas liquids and 75 barrels of oil (12.5 MMcfe/d). In addition, the Company’s PQ #20 well (NRI - 69%) was recently completed and has achieved a maximum 24-hour gross rate of 10,037 Mcf of gas, 742 barrels of natural gas liquids and 43 barrels of oil (14.8 MMcfe/d).

The PQ #20 well tested a thinner Cotton Valley interval than most of the Company’s previous horizontal wells. The sand package encountered in PQ #20 was approximately 30% thinner than the average sand thickness in previous wells, but the maximum 24-hour gross rate was approximately 23% higher than pre-drill expectations with costs 15% lower than budgeted.

In the Gulf Coast, the Company's Thunder Bayou well is currently flowing at approximately 30 MMcfe/d (NRI-37%) and has produced approximately 8 Bcfe from the Cris R-2 bottom zone (48 net feet of pay). The well’s production profile continues to perform in-line with the Company's original expectations and the Company expects to recomplete into the primary Cris R-2 upper zone (154 net feet of pay) during mid-2016.

Liquidity Update
At January 31, 2016, the Company had approximately $140 million in cash. Cash utilized in the recently completed debt exchange, including accrued interest on the $214.4 million of Notes exchanged, related fees and expenses, totaled approximately $68 million. In addition, the Company continues to have no borrowings outstanding under its $42 million credit facility.

Hedging Update
The Company recently initiated the following commodity hedging transaction:

Production Period	Type	Daily Volumes	Price
Gas:
July16 - Dec16	Swap	5,000 MMbtu	$2.50

After executing the above transaction, the Company has approximately 2.7 Bcf of gas hedged for 2016 at an average floor price of $2.98/Mcf.

Management’s Comment
“Through our recent balance sheet enhancing actions, dating back to our Oklahoma asset sale last year, we have extinguished or extended the maturity on nearly 70% of our December 31, 2014 debt,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Our 2016 plan will focus on additional liquidity building opportunities, maintaining a relatively stable production profile with a significantly reduced capital budget and continuing to seek out cost savings in every aspect of our operations.”

Non-GAAP Financial Measure
PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. Standardized measure is the after-tax estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways. PV-10 cannot be currently reconciled to the standardized measure of discounted future net cash flows because final income tax information for 2015 is not yet available. The Company will provide the reconciliation of PV-10 to standardized measure in its Form 10-K for the year ended December 31, 2015.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Oklahoma, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   All statements other than statements of historical fact included in this news release are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including our ability to pay dividends on our Series B Preferred Stock, our ability to satisfy the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any continued listing standard deficiency with respect thereto, the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014, our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market, our ability to reduce leverage or refinance our remaining senior notes due 2017, our estimate of the sufficiency of our existing capital sources, including availability under our senior secured bank credit facility and the result of any borrowing base redetermination, our ability to raise additional capital to fund cash requirements for future operations, the effects of a financial downturn or negative credit market conditions on our liquidity, business and financial condition, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our ability to find oil and natural gas reserves that are economically recoverable, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, our ability to realize the anticipated benefits from our joint ventures or divestitures, the timing of development expenditures and drilling of wells, hurricanes, tropical storms and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the SEC. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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